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                                                                     EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


Following is a list of the subsidiaries of the Registrant:

                                                                Jurisdiction of
Name of Subsidiary                                              Incorporation
------------------                                              ---------------
InterConnections, Inc. (inactive)                                 California

Emulex Caribe, Inc. (in process of liquidation)                   Delaware

Emulex Corporation                                                California

Emulex Europe Limited (inactive)                                  United Kingdom

Emulex Foreign Sales Corporation                                  Barbados

InterConnections, Inc. (inactive)                                 Washington